EXHIBIT 11

                         CANDIE'S, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF EARNINGS PER SHARE
                        (MODIFIED TREASURY STOCK METHOD)

                                                   Three Months Ended          Nine Months Ended
                                                     October 31,                  October 31,
                                               -------------------------    -------------------------
                                                                 (1)                          (1)
                                                  1997          1996           1997          1996
                                               -----------   -----------    -----------   -----------

AVERAGE SHARES OUTSTANDING                      11,956,882     9,117,938     11,025,498     8,877,444

NET EFFECT OF DILUTIVE STOCK
 OPTIONS-BASED ON THE MODIFIED
 TREASURY STOCK METHOD USING
 AVERAGE MARKET PRICE WHICH IS
 GREATER THAN QUARTER- END
 MARKET PRICE                                    4,268,373          --        5,074,715          --
                                               -----------   -----------    -----------   -----------

TOTAL COMMON STOCK AND EQUIVALENT
 SHARES                                         16,225,255     9,117,938     16,100,213     8,877,444
                                               ===========   ===========    ===========   ===========

NET INCOME (LOSS)                              $   808,504   $  (167,928)   $ 3,826,781   $  (151,727)
ADD:
 INCOME EARNED, NET OF
  FEDERAL INCOME TAX EFFECT                         85,707          --          420,220          --
                                               -----------   -----------    -----------   -----------

TOTAL EPS INCOME (LOSS)                        $   894,211   $  (167,928)   $ 4,247,001   $  (151,727)
                                               ===========   ===========    ===========   ===========

PER SHARE AMOUNT (PRIMARY AND FULLY DILUTED)   $       .06   $      (.02)   $       .26   $      (.02)
                                               ===========   ===========    ===========   ===========


(1) NO ADDITIONAL INCOME (EARNINGS FROM INVESTING THE EXCESS PROCEEDS UPON THE EXERCISE OF COMMON STOCK EQUIVALENTS) NOR COMMON STOCK EQUIVALENTS WERE INCLUDED IN THE CALCULATION OF NET LOSS PER SHARE FOR 1996 BECAUSE THE RESULTS WOULD HAVE BEEN ANTIDILUTIVE.


                                       16